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                                                                    EXHIBIT 10.6

                             EMPLOYMENT AGREEMENT


        Agreement, dated as of March 1, 2000, between Ziff-Davis Inc., a Delaware corporation (the "Employer" or "Ziff-Davis"), and Fredric D. Rosen (the "Executive").

        WHEREAS, ZD Events Inc., a Delaware corporation ("ZD Events"), is a wholly owned subsidiary of Ziff-Davis engaged in the business of conducting trade shows, conferences and other events (the "Events Business"); and

        WHEREAS, Ziff-Davis intends to (a) contribute the stock of all of its subsidiaries engaged in the Events Business, including ZD Events, ZD Events Pty Ltd., an Australian corporation, ZD Events S.A., a Mexican corporation and ZD Events S.A., a French corporation, and any other assets primarily used in the Events Business, to a newly formed Delaware corporation ("Newco"), (b) assign to Newco, and cause Newco to assume, all of Ziff-Davis' rights and obligations under this Agreement, after which Newco will be considered to be the Employer hereunder (such assignment and assumption, the "Newco Assumption"), (c) guarantee the performance of this Agreement by Newco until the Spin Off (described below) is effectuated, (d) cause Newco, directly or through its subsidiaries, to borrow cash from bank
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lenders or the capital markets (or a combination thereof) in an aggregate amount not to exceed $425 million and to distribute that cash to Ziff-Davis (which will in turn pay out all or some of that cash as a dividend) and (e) distribute all of the stock of Newco to the holders of Ziff-Davis Inc. -- ZD Common Stock ("ZD Common Stock") as a dividend (the "Spin Off"); and

        WHEREAS, Ziff-Davis wishes to have the Executive immediately assume leadership of the Events Business while it is still owned by Ziff-Davis and thereafter following the Spin Off; and

        WHEREAS, the Board of Directors of Ziff-Davis has determined that it is in the best interests of Ziff-Davis and its stockholder to enter into this Agreement.

        THEREFORE, in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto agree as follows:

        1.      Employment
                ----------

        Until the Newco Assumption is formed, Executive shall be employed by Ziff Davis in the capacity of "Chairman of the events business." Upon the Newco Assumption, the Executive shall be employed as the Chairman of the Board and

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Chief Executive Officer of Newco. No executive or other employee of Newco shall hold a position, stature, title or powers higher or greater than or equal to those of Executive. The Executive will devote his full business time, and use his best efforts, to serve the Employer in the described capacities, on the terms and conditions set forth herein. The Executive will have full authority and power to manage the Events Business consistent with his position and the reasonable directions of the Board of Directors of Newco (the "Board") and, prior to the Spin Off, the chief executive officer of Ziff-Davis. Executive may continue his memberships on the boards of directors of the corporations listed on Schedule 1 as well as on additional boards with the consent of the Board, which shall not be unreasonably withheld.

        2.      Term
                ----

        Unless sooner terminated as contemplated herein, the term of employment of the Executive under this Agreement will commence on the date hereof and end on February 28, 2005.

        3.      Place of Performance
                --------------------

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        The Executive's employment will be based in the Los Angeles area.

        4.      Compensation and Related Matters
                --------------------------------

        (a)     Salary.  During the term of the Executive's employment, the
                ------
Employer will pay to the Executive a base salary of not less than $1,500,000 on an annualized basis, payable no less frequently than monthly.

        (b)     Performance Bonus.  (i) With respect to the term of employment
                -----------------
commencing after December 31, 2000, the Executive will receive an annual performance bonus based upon the growth in the EBITDA of the Events Business. For these purposes, "EBITDA" for any year means the consolidated reported earnings of Newco for that year, as adjusted to (w) add back interest, taxes, depreciation and amortization, all as determined by the independent auditors of the Employer applying generally accepted accounting principles, (x) exclude unusual non-recurring items, such as gains or losses on the sale of a major business unit, (y) exclude charges related to this performance bonus and any substantially similar performance bonus granted to the president, chief operating officer, chief financial officer, chief technology officer or general counsel of Newco, or any

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other earnings-related bonuses exceeding $150,000 on an annualized basis, and
(z) exclude any charges to earnings attributable to payments to affiliates which are in excess of fair market value of goods sold or services rendered.

EBITDA for 2000 shall be adjusted by the Compensation Committee of the Board to reflect a normalized situation, taking into account special costs and expenses which may be incurred in that year.

        (ii) The amount of performance bonus for each year will be based on the incremental growth in EBITDA for that year over the prior year (or earlier prior year if there has been an interim decrease in EBITDA) where the increments are as follows:

                Incremental growth                    Applicable
                    in EBITDA                         Percentage
                ------------------                    ----------

        less than or equal to 8%                          0

        greater that 8%, but less                        2%
        than or equal to 10%

        greater than 10%, but less                       4%
        than or equal to 15%

        more than 15%                                    5%

The performance bonus will then be determined by multiplying the incremental growth in EBITDA by the Applicable Percentage.

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        The bonus formula is illustrated by the following examples: Assume
EBITDA is $100 in 2000 and $113 in 2001. The percentage increase is therefore 13% and the amount of increase is $13. The performance bonus is calculated as 4% times $13 = $0.52, the 13% growth yielding an Applicable Percentage of 4%. Assume EBITDA for 2002 is $140. The percentage increase is 140 - 113 = 23.9%,
                                                           ---------
                                                              113
and amount of increase is $27. The performance bonus is calculated 5% times $27 = $1.35.

        (iii) If there is a change in fiscal year, the computation and payment of the performance bonus shall be adjusted on an allocable and equitable basis to reflect such change, including payment of the performance bonus for a short fiscal year.

        (iv) The performance bonus will be paid as soon as is practicable in the year following the year to which it relates, but with at least 75% paid by March 1st and the balance by April 15th.

        (v) If the Events Business acquires a major business unit, the performance bonus formula will include EBITDA of the acquired business but also will be debited for

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interest charges directly attributable to the acquisition of such business.

        (c)  Year 2000 Performance Bonus. With respect to the year 2000, the
             ---------------------------
Board will, in its discretion, pay a performance bonus to Executive.

        (d)  Discretionary Bonus.  During the term of his employment, the Board
             -------------------
(or the Compensation Committee if the Board so determines) may grant discretionary bonuses to the Executive in cash or stock whether or not Executive receives a performance bonus.

        (e)  Stock Options.  Effective as of the date of the Spin Off, Newco
             -------------
will grant options to the Executive to acquire shares of its common stock in accordance with an Incentive Compensation Plan to be adopted by the Board. Such Plan will include all provisions typically found in an incentive plan for senior executives of a public company including SEC registration at the expense of Newco.

        (i)  Number of Shares.  The number of shares of the common stock of
             ----------------
Newco which may be acquired by the Executive upon exercise of the options shall be equal to 10% times the total number of shares of common stock of Newco on

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the date of the Spin Off determined on a fully diluted basis, including private equity infusions.

        (ii)  Exercise Price.  The exercise price for one-half of the shares
              --------------
subject to option shall be equal to (x) $640 million plus the amount of any equity infusion described in paragraph (i) above less the consolidated debt of Newco (as set forth in the third WHEREAS clause) as of the date of the Spin Off divided by (y) the number of issued and outstanding shares of stock of Newco as of the date of the Spin Off, including any shares issued as a result of the equity infusion. For example, if the consolidated debt is $395 million and 100 million shares are outstanding, the option price will be $2.45 per share. The exercise price for the other half of the shares subject to option shall be the exercise price determined pursuant to the preceding sentence times 5.50 divided by 2.45.

        (iii)  Vesting.  Vesting occurs if Executive is employed by the Employer
               -------
on the relevant date. No option may be exercised until vested in accordance with the following schedule or as otherwise provided in this Agreement:

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               Portion of           ... Which Vest
                Options                   on:
               ----------           --------------

                   1/16            May 31, 2000

                   1/16            August 31, 2000

                   1/16            November 30, 2000

                   1/16            February 28, 2001

                   1/48            at the end of each
                                   month beginning
                                   March 31, 2001

It is recognized that some options may be fully vested when granted if the Spin Off does not occur before May 31, 2000. Notwithstanding the Terms of the Incentive Compensation Plan the options will fully vest immediately and become immediately exercisable upon a Change of Control, which means:

                (A) individuals who, on the date of the Spin Off, are members of the Board (the "Incumbent Directors") cease for any reason following the date of the Spin Off, to constitute at least a majority of the Board; provided, that any new director who is approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director;

                (B) the stockholders of Newco approve a merger, consolidation, statutory share exchange or any manner of corporate transaction in which Newco is not the surviving corporation or entity or more than 50% of the value of Newco is affected by a merger or acquisition; provided, however, that such approval shall not be a Change in Control if immediately following such transaction, Executive

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        is the highest ranking officer of the surviving entity; or

            (C) the stockholders of Newco approve a plan of complete liquidation or dissolution or a sale of all or substantially all of the assets.

        (iv)  Expiration.  Options shall expire at the earliest of:
              ----------

            (A)  The 10th anniversary of the Spin Off; or

            (B) The 3rd anniversary of termination of employment for any reason except Cause (as defined below); or

            (C)  Immediately upon termination of employment for Cause; or

            (D)  Under conditions specified in Section 6(d).

        (v)  Exercise.  The exercise price of each share as to which a stock
             --------
option is exercised shall be paid in full at the time of such exercise in cash, by tender of shares of common stock owned by the Executive valued at fair market value as of the date of exercise (subject to such guidelines as the Compensation Committee of the Board may establish), by a "sale to cover" broker transaction or other cashless exercise method permitted under Regulation T of the Federal Reserve Board, or by a combination of cash, shares

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of common stock and other consideration as the Compensation Committee deems appropriate.


        In the event of a Change of Control, the Executive may elect to receive in cancellation of his outstanding and unexercised stock options, a cash payment in an amount equal to the difference between the exercise price of such stock options and (A) in the event the Change of Control is the result of a tender offer or exchange offer for the common stock, the final offer price per share paid for the common stock multiplied by the number of shares of common stock covered by such stock options, or (B) in the event the Change of Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such stock options, as reasonably determined by the Compensation Committee at such time.

        (vi)  Adjustments of and Changes in Stock. In the event of any change in
              -----------------------------------
the outstanding shares of common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions (including stock or stock rights distributions) to common shareholders other than regular

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cash dividends, the Compensation Committee shall make a substitution or appropriate adjustment which preserves the aggregate option value and ratio of exercise price to fair market value of the property subject to option.

        (f) Benefits and Perquisites. During the term of his employment, the Executive will be entitled to benefits and perquisites as set forth on Schedule 4(f).

        5.    Termination
              -----------

        The Executive's employment shall terminate upon his death. The Employer may terminate the Executive's employment for Disability or Cause, or without Cause, and the Executive may terminate such employment at any time for Good Reason (all as defined below). Any termination of such employment shall be subject to the following conditions:

        (a) Regardless of the reason for such termination, the Employer will pay the Executive his base salary through the date of termination and any amounts owed to the Executive pursuant to the terms and conditions of the benefit plans of the Employer at the time such payments are due.

        (b) If such employment is terminated as a result of the Executive's Disability or death, the Employer will pay (i) one year's worth of base compensation in a lump sum

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plus (ii) following the determination of such award, the prorated portion of any annual incentive bonus the Executive would have received for the year of such termination. These payments will be made to the Executive or his legal representatives or to Executive's estate or as may be directed by the legal representatives of such estate, as the case may be.


        (c) If such employment is terminated by the Employer for Cause or prior to the end of the Initial Term by the Executive voluntarily for other than Good Reason, the Employer will have no additional obligations to the Executive under this Agreement.

        (d) If the Spin Off does not occur before December 31, 2000 and either the Executive terminates his employment after that date but before February 28, 2001 (the "Window Period"), or the Employer terminates the Executive's employment during the Window Period, assuming such termination is not for Cause, the Employer shall pay the Executive $750,000 in satisfaction of all obligations under this agreement.

        (e) If the Employer terminates the Executive's employment after the Window Period other than for Disability or Cause or the Executive terminates such employment for

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Good Reason, then during the period commencing on the Executive's termination of employment and ending on the date 24 months later (or February 28, 2005, if earlier) the Employer will (i) pay the Executive his base salary at the level in effect as of the date of termination (at the time such payments would normally be made), (ii) pay the Executive 2 times his most recent performance bonus, spread in monthly payments and (iii) fully vest all options.

        (f) For purposes of this Agreement, the following terms shall have the meanings specified below:

                (i) "Disability" will mean the Executive's absence from his full-time duties hereunder by reason of physical or mental illness for a period of six consecutive months.

                (ii) Termination for "Cause" will mean termination of the Executive's employment by the Employer following the Executive's:

                        (A) gross misconduct that is materially injurious to the
                Employer that, if correctable, is not corrected as soon as practicable (but in no event not more than 30 days), following a written demand by the Employer that specifically identifies the manner in which the Employer believes the Executive has engaged in such misconduct;

                        (B) conviction of, or plea of nolo contendere to, a
                felony or any crime involving financial impropriety by or before any criminal tribunal;

                        (C) willful and continuing failure to substantially
                perform his reasonable duties (other than as a result of physical or mental illness) that is not corrected within 30 days following a written demand by the Employer that specifically identifies the manner in which the Employer believes the Executive has not substantially performed his duties.

        Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in

                                      -15-
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        clause (i), (ii) or (iii) of this section and specifying the particulars thereof.

                (iii) Termination for "Good Reason" shall mean termination by the Executive following a material breach of this Agreement by the Employer or a diminution of Executive's responsibilities or status that is not corrected within 30 days of the Executive's notifying the Employer in writing of such breach or diminution.

        6.      Confidentiality; Non-Competition
                --------------------------------

        (a) In consideration for any severance that may be due to the Executive after termination of employment (but regardless of whether and for how long any severance is in fact due) and for allowing the Executive's stock options to be exercised for a period of two years (or if as a result of any securities law, the time required to exercise options and sell the stock acquired pursuant to such exercise is longer than two years, then such longer period, but in no event more than 3 years) after termination of employment (except for Cause), and in return for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, for a period of two years commencing upon the termination of his employment hereunder (regardless of the reason for the termination), the Executive shall not,
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without written consent of the Employer, engage, as a stockholder, director, officer, consultant or otherwise, in any enterprise which competes with the Employer or any business of its subsidiaries, or directly or indirectly employ, contract for or solicit the services in any capacity of any executive or management person who is, or within the prior three months has been, employed by the Employer or any such business. The Executive will not be deemed to be engaged in a competing enterprise if (A) less than 10% of the gross receipts of such enterprise are derived from businesses that compete with the Employer or businesses of its affiliates that were under the Employer's management control, and (B) the Executive's engagement does not involve such competing businesses. This paragraph shall not bar Executive from owning up to 5% of the outstanding securities of any publicly-held company.

        (b) The Executive shall keep secret and confidential and not use (except in connection with the business of the Employer and its affiliates or pursuant to applicable law or court order) any confidential information with respect to the business or affairs of the Employer or its subsidiaries. This obligation will be in effect while the Executive is employed by the Employer and for 36 months after he ceases to be so employed, but it will not apply at

                                      -17-
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any time to information that is or becomes generally known to the public (other than through a breach of this Section 6(b)).

        (c) The Executive acknowledges that the remedy at law for breach of his covenants under this Section 6 will be inadequate and, accordingly, in the event of any breach or threatened breach by the Executive of the provisions of this
Section 6 the Employer will be entitled (without the necessity of showing economic loss or other actual damage), in addition to all other remedies to an injunction restraining any such breach, without any bond or other security being required. The Executive and the Employer recognize and agree that the duration and scope for which the covenants not to compete and solicit set forth in this
Section 6 are to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenants are to that extent unenforceable, the parties agree that the covenants shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable.

        (d) In the event of a breach by the Executive of any covenant under this
Section 6, the Executive agrees that, notwithstanding anything to the contrary in this
                                      -18-
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Agreement or any award of or letter agreement for any options to acquire common stock of the Employer, all remaining obligations of the Employer hereunder and under such options shall thereupon automatically be extinguished and all such options shall thereupon automatically expire. No breach shall be deemed to occur under this Section 6(d) until Employer delivers a written allegation to Executive setting forth in reasonable detail the facts or events constituting the breach; and further, no breach shall be deemed to have occurred if Executive cures said breach within 30 days of such notice, unless such breach was of such magnitude as to be incapable of being cured.

        7.   Inventions
             ----------

        All copyrights, trademarks, proprietary processes and analytical models or formulas and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by the Executive during the term of his employment under this Agreement that relate to the business or operations of the Employer or any affiliate thereof of which the Executive has served as an officer, or that result from any work performed by the Executive for the Employer or any such affiliate, will be the sole property of the Employer or such affiliate, as the case may be, and the Executive hereby waives any right or interest that he may

                                      -19-
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otherwise have in respect thereof. Upon the reasonable request of the Employer, the Executive will execute and deliver any instrument or document reasonably necessary or appropriate to give effect to this Section 7 and do all other acts and things reasonably necessary to enable the Employer or such affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

        8.    Nontransferability; Forfeiture
              ------------------------------

No amount payable hereunder shall be assignable or transferable, and no right or interest of the Executive shall be subject to any lien, obligation or liability of the Executive, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Compensation Committee may, subject to the terms and conditions it may specify, permit Executive to transfer any stock options (other than incentive stock options) granted to him pursuant to the Incentive Compensation Plan to one or more of his immediate family members or to trusts, limited liability companies or family partnerships (collectively "family entities") established in whole or in part for the benefit of the Executive and/or one or more of such immediately family members. During the lifetime of the Executive, stock options shall be

                                      -20-
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exercisable only by the Executive or by the immediate family member or family entity to whom such stock options have been transferred in accordance with this
Section 8. For purposes of this Plan, (a) "immediate family" shall mean the Executive's spouse and issue (including adopted and stepchildren) and (b) "immediate family members and family entity established in whole or in part for the benefit of the Executive and/or one more of such immediate family members" shall be further limited, if necessary, so that neither the transfer of a stock option to such immediate family member or family entity, nor the ability of Executive to make such transfer, shall have adverse consequences to the Employer or the Executive by reason of Section 162(m) of the Code.

        9.  No Obligation to Mitigate Damages; Other Rights
            -----------------------------------------------

        The Executive shall not be required to mitigate damages or any amount payable under this Agreement by seeking other employment or otherwise, nor shall any such amount be reduced by any compensation received by the Executive from another employer after the date of resignation or termination, or otherwise.
The provisions of this Agreement, and any payment provided for hereunder, shall

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not, to the extent permitted by law, reduce any amounts otherwise payable, or in any way diminish the Executive's rights under any other employee benefit plan, contract or arrangement.

        10.  Successors; Binding Agreement
             -----------------------------

        (a) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

        (b) This Agreement and all rights of the Executive hereunder will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die following his termination of employment while any amounts would still be payable to him pursuant to the provisions of Section 5 or Section 8 if he had continued to live, all such amounts will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee,

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or other designee or, if there be no such designee, to the Executive's estate.

        11.  Notices
             -------

        For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive:

                Mr. Fredric D. Rosen
                603 Doheny Rd.
                Beverly Hills CA 90210

                Fax 310 550 0760

        with a copy to:

                Stephen J. Saft
                Kleban & Samor, P.C.
                2425 Post Road
                Southport, CT 06490

        If to the Employer:

                Ziff-Davis Inc.
                28 East 28th Street
                New York, NY 10016

                Attention:  General Counsel

        with a copy to:

                SOFTBANK Holdings Inc.
                10 Langley Road, Suite 403

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

        Newton Center, MA 02159

                Attention:  Mr. Ronald D. Fisher
                            Vice Chairman

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        12.   Modification; Waiver
              --------------------

        No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Employer and a duly authorized member of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

        13.   Certain Taxes
              -------------

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        In the event of termination of the Executive's employment as a result of a Change in Control, the Company shall pay to the Executive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) equals the excise tax, if any, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, upon the executive by reason of amounts payable under this Agreement (including this Section 8). For purposes of this Section 13, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in which the gross up payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from deduction of state and local income taxes.

        14.   Entire Agreement
              ----------------

        This Agreement and the related documents referred to herein set forth the entire agreement of the parties in respect of the subject matter contained herein, and upon the effectiveness of this Agreement shall supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

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        15.   Validity
              --------

        The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

        16.   Governing Law
              -------------

        This Agreement will be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties consents to personal jurisdiction in any action brought in any court in New York City having subject matter jurisdiction over matters arising under this Agreement.

        17.   Counterparts
              ------------

        This Agreement may be signed in two counterparts, each of which shall be deemed an original agreement, but both of which together shall constitute one and the same instrument.

        18.   Withholding taxes
              -----------------

        All payments made pursuant to this Agreement are subject to withholding of applicable income employment taxes. The Employer shall have the right to require the Executive to pay to the Employer such amount required to be withheld prior to the issuance or delivery of any shares of common stock deliverable upon exercise of a stock option.

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

The Compensation Committee may, in its discretion, permit the Executive to elect to satisfy such withholding obligation by having the Employer retain the number of shares of common stock whose fair market value equals the amount required to be withheld.

        19.   Expenses
              --------

        Subject to documentation the Employer shall reimburse Executive for his reasonable out-of-pocket expenses incurred in (i) entering into this Agreement and (ii) as a result of Executive's earlier efforts with respect to the failed "Pritzker deal" not to exceed $125,000.

        20.   Indemnification
              ---------------

        The Employer shall indemnify Executive if he is made, or threatened to be made, a party to an action or proceeding, to the full extent permitted by applicable law, including an action by or in the right of the Employer to procure a judgment in its favor, by reason of the fact that Executive is or was an officer, director or employee of the Employer, against all costs and expenses resulting from or related to such action or proceeding, or any appeal thereof, if Executive acted in good faith for a purpose which he reasonably believed to be in the best interests of the Employer. The termination of any such action or proceeding by judgment, settlement, conviction or upon a plea of nol

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contendere, or its equivalent, shall not in itself create the presumption that
Executive did not act in good faith for a purpose which he reasonably believed to be in the best interests of the Employer. As used in this Section 20, (i) "costs and expenses" means any and all costs, expenses and liabilities incurred by Executive, including but not limited to (A) attorney fees, (B) amounts paid in settlement of, or in the satisfaction of any order or judgement in, any action or proceeding and (C) fines, penalties and assessments asserted or adjudged in any action or proceeding, and (ii) "action or proceeding" means any and all suits, claims, actions, investigations or proceedings whether civil, criminal or administrative, heretofore or hereafter instituted or asserted. For purposes of this Section 20, "Employer" means Newco or Ziff-Davis, as applicable.

        21.  Possible Sale of Equity Securities
             ----------------------------------

        Ziff-Davis acknowledges that, depending on the terms, it may be in the best interest of Ziff-Davis, ZD Events and their respective stockholders for ZD Events to sell common stock or some other equity security of ZD Events to Executive and certain other persons at or around the time of the Spin Off. Accordingly, Ziff-Davis and the Executive agree to discuss in good faith the terms on which such a sale might be accomplished and, if the parties mutually agree, to use reasonable efforts to consummate such a sale on such terms, including a price intended to reflect fair value of the stock at the time of Spin Off.

        22.  Ziff-Davis Guarantee
             --------------------

        Ziff-Davis guarantees the performance of this Agreement by Newco until the Spin Off is effectuated.

        IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

                                        ZIFF-DAVIS INC.

___________________                     By:______________________
Fredric D. Rosen

                                 Schedule 4(f)

Benefits and Perquisites

        (a)  Expenses.  Executive shall be entitled to receive prompt
             --------
reimbursement for all documented business expenses incurred by him in the performance of his duties hereunder consistent with reimbursements accorded to CEO's and other senior executives provided that Executive properly accounts therefor in accordance with the Company's reimbursement policy.

        (b)  Fringe Benefits.  Executive shall be entitled to participate in and
             ---------------
receive benefits under all of the Company's benefit plans or programs generally available to senior management of the Company, including, but not limited to any retirement plan, medical, dental or disability insurance plans and all other similar plans or programs. Nothing paid to Executive under any benefit plan presently in effect or made available in the future shall be deemed to be in lieu of compensation payable to Executive under this Agreement.

        (c)  Life Insurance.  So long as Executive is insurable, the Company
             --------------
agrees to maintain in effect during the term hereof insurance on Executive's life payable to his estate or his named beneficiary or beneficiaries in the amount of $5,000,000. The ownership of such insurance policies may, at the sole discretion of the Executive, be transferred to a Trust for the benefit of his spouse or family.

        (d)  Vacations.  During the term hereof, Executive shall be entitled to
             ---------
sick leave and paid holidays consistent with the Company's sick leave and holiday policy for senior management and up to six (6) weeks paid vacation during each year. Any vacation time that is not taken in a given year shall be carried forward to the following year or years, as the case may be but in no event more than two (2) weeks, on a cumulative basis. The Executive shall not receive additional compensation for vacation time not taken.

        (e)  Tax and Financial Advisor.  The Company shall pay the reasonable
             -------------------------
expenses of Executive's investment advisor and tax advisor, and all related reasonable expenses pertaining to financial planning and tax return preparation, up to a total expense of $25,000 per year.

                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------


        AMENDMENT, dated as of July 30, 2000, by and between Key3Media Group, Inc. ("K3M") and Fredric D. Rosen ("Executive").

        WHEREAS, Executive and Ziff-Davis Inc. ("ZD") entered into that certain employment agreement (the "Agreement") dated as of March 1, 2000;

        WHEREAS, pursuant to the terms of the Agreement, upon its formation K3M was to assume the rights and obligations of ZD under the agreement and ZD is to remain as a guarantor of the Agreement until the "Spin Off" (as defined in the Agreement); and

        WHEREAS, the parties hereto desire to amend the Agreement in the manner described herein.

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereby agree as follows:

        1. Capitalized terms herein shall have the meanings ascribed to said terms in the Agreement, unless specifically stated to the contrary herein:

        2. Paragraph 4(e)(i) of the Agreement is hereby deleted and replaced by the following provision.

               "Number of Shares. The number of shares of the common stock of
                ----------------
               Newco which may be acquired by the Executive upon exercise of the options shall be 9,573,333"

        3. Paragraph 4(e)(ii) of the Agreement is hereby deleted and replaced by the following provision:

               "Strike Price"  The exercise price for one-half of the shares
                ------------
               subject to option shall be equal to $5.00. The exercise price for the other half of the shares subject to option shall be $11.00."

        4. K3M hereby acknowledges that it has assumed from ZD all of the rights and obligations of ZD as Employer under, in and to the Agreement; provided, however, K3M shall not hereby assume ZD's guarantee of all of such obligations prior to the Spin Off.

        5. Except as otherwise set forth in this Amendment, the Agreement is hereby ratified and confirmed and is in full force and effect.

        The parties hereto hereby enter into this Amendment to Employment Agreement as of the date first stated hereinabove.


        Key3Media Group, Inc.

        By:________________________
        Title:_____________________



        ___________________________
        Fredric D.Rosen